Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Mainz Biomed N.V.

We consent to the inclusion in the Form F-3 Registration Statement of Mainz Biomed N.V. (the “Company”) (File No. 333-269091), our report dated April 7, 2023, relating to our audits of the consolidated statements of financial position of Mainz Biomed N.V., as of December 31, 2022 and 2021, and the related consolidated statements of comprehensive loss, changes in shareholders’ equity (deficit) and cash flows for the years then ended.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Reliant CPA PC

Certified Public Accountants

Newport Beach, California

April 7, 2023